Exhibit 99.1

Contacts: Investors: Alison Ziegler, Cameron Associates, 202-554-5469 Bill Wells, Guided Therapeutics, 770-242-8723 Ext. 241
5835 Peachtree Corners East, Suite D
Norcross, GA 30092

Guided Therapeutics Completes Interim Financing;

Initiating Distribution of LuViva® Advanced Cervical Scan in China

NORCROSS, GA (April 15, 2015) – Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP), announced today it has completed the sale of 4.0 million shares of our common stock and warrants to purchase an additional 2.0 million shares, for an aggregate purchase price of $720,000 in a private placement to accredited investors.

In conjunction with the investment, the Company and investors have signed a letter of intent to negotiate the exclusive distribution rights for the LuViva® Advanced Cervical Scan in China. The letter of intent calls for the sale of five LuViva devices and associated single use disposables to Hong Kong and China, for clinical testing and regulatory evaluation. An additional non-dilutive payment of $55,000 is due to Guided Therapeutics before the end of April, which triggers the shipment of the first two of these devices.

“China is a top market opportunity for LuViva as both a triage product to reduce unnecessary biopsies after a positive Pap result and also as a point-of-care, primary screening tool for cervical cancer,” said Gene Cartwright, CEO and President of Guided Therapeutics. “The investors have strong ties to the largest private hospital in China, as well as one of the country’s largest medical technology companies that has built a very successful business delivering advanced healthcare in China.”

China is the second largest medical device market in the world, according to the U.S. Department of Commerce. Approximately 390 million Chinese women are between 25 and 64 years old, the prime age for cervical cancer screening. Prior to commercial sales, LuViva would need approval from the Chinese Food and Drug Administration. The Company currently anticipates interim device and disposable sales for clinical study and demonstration purposes. In Hong Kong, the Company believes the time to commercial sales is quicker, with device registration, rather than approval, required.

About LuViva® Advanced Cervical Scan

LuViva is a technologically advanced diagnostic device that scans the cervix with light and uses spectroscopy to measure how light interacts with the cervical tissue. Spectroscopy identifies chemical and structural indicators of precancer that may be below the surface of the cervix or misdiagnosed as benign. This technique is called biophotonics. Unlike Pap, HPV tests or biopsies, LuViva does not require laboratory analysis or a tissue sample, and is designed to provide results immediately, which may result in eliminating costly, painful and unnecessary additional testing. LuViva is intended for use with women who have undergone initial screening and are called back for follow up with a colposcopy examination, which in many cases, involves taking a biopsy of the cervix. It has also been used in clinical studies in Turkey and Nigeria as a means to screen women for cervical cancer where the availability of infrastructure necessary for Pap and HPV testing is restricted. The device is used in conjunction with the LuViva® Cervical Guide single-use patient interface and calibration disposable.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) is the maker of a rapid and painless testing platform based on its patented biophotonic technology that utilizes light for the early detection of disease at the cellular level. The Company’s first product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use. LuViva, the wave logo and "Early detection, better outcomes" are registered trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics' actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include those related to the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading "Risk Factors" in Guided Therapeutics' reports filed with the SEC, including Guided Therapeutics' Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and subsequent quarterly reports.

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